Exhibit 99.1

COMMUNITY BANK SYSTEM, INC.	For further information contact:
5790 Widewaters Parkway	Scott A. Kingsley
DeWitt, N.Y. 13214	E.V.P. and Chief Financial Officer
(315) 445-3121
Community Bank System to Acquire 18 Northern New York Branches
From Citizens Financial Group, Inc.
Transaction Strengthens Bank’s Northern New York Market Position
     Syracuse, N.Y. — June 25, 2008 — Community Bank System, Inc. (NYSE: CBU) and its wholly-owned banking subsidiary, Community Bank, N.A. (CBNA) have entered into an agreement to acquire 18 branch-banking centers in northern New York State from Citizens Financial Group, Inc. (Citizens). Under the terms of the agreement, Community Bank will acquire approximately $135 million in loans and $630 million in deposits at a blended deposit premium of 12%.
     “This transaction represents a very attractive opportunity for us,” said Community Bank System President and Chief Executive Officer, Mark E. Tryniski. “ It’s a logical expansion of our market-leading, northern New York footprint and includes a highly attractive base of core funding relationships. This transaction strengthens our presence in Plattsburgh and Clinton County to a ‘number-one’ market share position, through the addition of four branches in Plattsburgh, one in Champlain and one in Ausable Forks. It also provides a significant broadening of our presence in Franklin, Essex, and Lewis counties, with branches in Malone, Fort Covington, Tupper Lake, Saranac Lake, Lake Placid, Newcomb, Ticonderoga, and Lyons Falls. In addition, we gain a solid market presence in Hamilton, Warren, and Washington counties through the branch locations in Long Lake, Indian Lake, North Creek, and Whitehall. We are pleased to be gaining a dedicated and talented group of employees who share our culture of delivering exceptional customer service and have the same community-based values under which we operate.”
     The transaction, which is expected to be immediately accretive to earnings per share, exclusive of one-time expenses, is subject to regulatory approvals, and is expected to be completed in the fourth quarter of 2008. In addition, Community Bank System, Inc. expects to raise additional equity capital prior to completion to support the growth resulting from the acquisition.
     Community Bank and Citizens will be communicating with customers in the near future to explain how their banking relationships will continue to be handled following the transfer. Mr. Tryniski added, “We will be working together to insure a smooth transition over the coming months, and the transaction should be virtually transparent to Citizens’ customers. Customers do not need to take any action at this time.”

     Community Bank System, Inc. is based in DeWitt, N.Y., with $4.7 billion in assets and 140 customer facilities across Upstate New York, where it operates as Community Bank, N.A., and Northeastern Pennsylvania, where it is known as First Liberty Bank & Trust. Its other subsidiaries include: BPAS, an employee benefits administration and consulting firm with offices in Upstate New York, Pittsburgh, and Houston; the CBNA Insurance Agency, with offices in three northern New York communities; Community Investment Services, Inc., a broker-dealer delivering financial products throughout the company’s branch network; and Nottingham Advisors, a wealth management and advisory firm with offices in Buffalo, N.Y., and North Palm Beach, Fla. For more information, please visit our websites at: www.communitybankna.com or www.firstlibertybank.com.
     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. CBU does not assume any duty to update forward-looking statements.
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